                                                                    EXHIBIT 2.2






                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS


ARTICLE 1
       The Merger
              1.1    The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
              1.2    The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              1.3    Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2
       Certificate of Incorporation and Bylaws of the Surviving Corporation
              2.1    Certificate of Incorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              2.2    Bylaws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 3
       Directors and Officers of the Surviving Corporation
              3.1    Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              3.2    Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 4
       Determination of Consideration; Escrow Adjustment; Conversion of Shares in the Merger
              4.1    Determination of Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
              4.2    Mechanics of Escrow Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
              4.3    Conversion of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              4.4    Exchange of Certificates Representing Shares   . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 5
       Representations and Warranties of the Corporation
              5.1    Existence; Good Standing; Corporate Authority; Compliance With Law   . . . . . . . . . . . . . .  10
              5.2    Authorization, Validity and Effect of Agreements   . . . . . . . . . . . . . . . . . . . . . . .  11
              5.3    Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              5.4    Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              5.5    Affiliated Partnerships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
              5.6    Affiliated Practices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              5.7    Other Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              5.8    Noncontravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              5.9    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              5.10   Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              5.11   Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              5.12   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              5.13   Proprietary Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              5.14   Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              5.15   Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





                                       i
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
              5.16   Related Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              5.17   No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              5.18   [Intentionally Deleted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              5.19   Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              5.20   Contracts; No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              5.21   Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              5.22   Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.23   Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              5.24   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              5.25   Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              5.26   Environment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              5.27   Recoupment Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              5.28   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              5.29   Title to Assets; Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              5.30   No Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              5.31   Acquisition Targets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 6
       Representations and Warranties of Acquiror
              6.1    Existence; Good Standing; Corporate Authority; Compliance With Law   . . . . . . . . . . . . . .  28
              6.2    Authorization, Validity and Effect of Agreements   . . . . . . . . . . . . . . . . . . . . . . .  29
              6.3    Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              6.4    Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              6.5    Noncontravention   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              6.6    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              6.7    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              6.8    Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              6.9    Taxes and Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              6.10   Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              6.11   No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              6.12   Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              6.13   Opinion of Acquiror's Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              6.14   Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              6.15   Certain Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              6.16   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              6.17   No Material Adverse Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              6.18   Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              6.19   Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              6.20   Patents, Trademarks, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              6.21   Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              6.22   Environment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              6.23   Title to Assets; Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              6.24   Shelf Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34





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

ARTICLE 7
       Covenants
              7.1    Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              7.2    Interim Operations of the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              7.3    Interim Operations of Acquiror   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              7.4    Shareholder Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
              7.5    Filings; Other Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
              7.6    Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
              7.7    Merger Indemnification and Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              7.8    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              7.9    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              7.10   Information Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              7.11   Listing Application  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
              7.12   Further Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
              7.13   Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
              7.14   Legal Conditions to Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
              7.15   Agreements by Affiliated Stockholders of the Corporation and Acquiror  . . . . . . . . . . . . .  40
              7.16   Service Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
              7.17   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
              7.18   First Union Debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
              7.19   Reasonable Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 8
       Conditions
              8.1    Conditions to Each Party's Obligation to Effect the Merger   . . . . . . . . . . . . . . . . . .  41
              8.2    Conditions to Obligation of the Corporation to Effect the Merger   . . . . . . . . . . . . . . .  42
              8.3    Conditions to Obligation of Acquiror and Merger Sub to Effect the Merger   . . . . . . . . . . .  43
              8.4    Frustration of Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE 9

       Termination
              9.1    Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
              9.2    Termination by Either Acquiror or the Corporation  . . . . . . . . . . . . . . . . . . . . . . .  45
              9.3    Termination by the Corporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
              9.4    Termination by Acquiror  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
              9.5    Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
              9.6    Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 10
       General Provisions
              10.1   Nonsurvival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . .  48
              10.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48





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
              10.3   Binding Effect; Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
              10.4   Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
              10.5   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
              10.6   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
              10.7   Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              10.8   Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              10.9   Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              10.10  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              10.11  Incorporation of Exhibits and Disclosure Letters   . . . . . . . . . . . . . . . . . . . . . . .  50
              10.12  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              10.13  Obligation of Acquiror   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50


EXHIBITS

4.2(i)(a)     Form of Letter of Intent
4.2(i)(b)     Annual After Tax Contribution
7.15          Affiliates Letters

                          AGREEMENT AND PLAN OF MERGER


       This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 7, 1996, is among PHYSICIANS RESOURCE GROUP, INC., a Delaware corporation (the "Acquiror"), AMERICAN OPHTHALMIC INCORPORATED, a Florida corporation (the "Corporation"), and PRG ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Acquiror ("Merger Sub").

                                    RECITALS

       A. The Boards of Directors of the Corporation, Merger Sub and Acquiror, and Acquiror acting as the sole stockholder of Merger Sub, each have determined that a business combination between Acquiror and the Corporation is in the best interests of their respective companies and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic objectives and to maximize stockholder value, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Corporation ("Corporation Common Stock") will be converted into the right to receive a combination of cash and common stock, par value $0.01 per share, of Acquiror ("Acquiror Common Stock").

       B. The Corporation, Acquiror and Merger Sub desire to make certain representations, warranties and agreements in connection with the merger.

       NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE 1

                                   The Merger

       1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Corporation in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Corporation shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida, and all of the rights, privileges, powers, immunities, purposes and franchises of Merger Sub shall be vested in the Surviving Corporation. The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL") and Section 1106 of the Florida Business Corporation Act (the "Florida Act").

       1.2 The Closing. The closing of the Merger (the "Closing") shall take place (i) at the executive offices of Acquiror in the State of Texas, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 8 shall be fulfilled or waived in accordance herewith or (ii) at such other time and place and/or on such other date as the Corporation and Acquiror may agree. The date on which the Closing occurs is hereafter referred to as the "Closing Date."

       1.3    Effective Time.  If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article 9, the parties hereto shall, on the Closing Date, cause a Certificate of Merger meeting the requirements of Section 252 of the DGCL to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with such section and cause Articles of Merger meeting the requirements of Section 1105 of the Florida Act to be properly executed and filed with the Florida Department of State in accordance with such section. The Merger shall become effective at the time of the later to occur of the filing of the Certificate of Merger in accordance with the DGCL and the filing of the Articles of Merger in accordance with the Florida Act or at such later time as the parties hereto have theretofore agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 2

      Certificate of Incorporation and Bylaws of the Surviving Corporation

       2.1 Certificate of Incorporation. Effective at the Effective Time, the Articles of Incorporation of the Corporation shall be the Articles of Incorporation of the Surviving Corporation.

       2.2 Bylaws. The Bylaws of the Corporation in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.


                                   ARTICLE 3

              Directors and Officers of the Surviving Corporation

       3.1 Directors. The persons who are directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be and become directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

       3.2 Officers. The persons who are officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be and become officers of the Surviving

Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.


                                   ARTICLE 4

 Determination of Consideration; Escrow Adjustment; Conversion of Shares in the
                                    Merger

       4.1    Determination of Consideration.

           (i) The aggregate value of the consideration to be paid by the Acquiror in connection with the consummation of the Merger shall be $70,000,000, subject to adjustment as set forth in subsection (iv) below. The aggregate Merger Consideration shall be comprised of $35,000,000 in cash, subject to adjustment as set forth in subsection (iv) below (the "Cash Consideration") and a number of fully paid and nonassessable shares of Acquiror Common Stock determined in accordance with this Section 4.1 (such shares of Acquiror Common Stock being referred to herein as the "Stock Consideration"). The Cash Consideration and Stock Consideration are collectively referred to herein as the "Merger Consideration".

          (ii) The number of shares of Acquiror Common Stock comprising the Stock Consideration shall be the quotient of $35,000,000 and the Acquiror Share Price, as defined in subsection (iii) below, subject to adjustment as set forth in subsection (iv) below.

         (iii)       The Acquiror Share Price shall be $23.35.

          (iv) The Merger Consideration shall be subject to reduction by the Escrow Adjustment (as defined in Section 4.2), if any, and shall be reduced by an amount equal to the aggregate of any and all of the Corporation's contractual severance obligations to Messrs. Whatley, Billing and Robbins (the "Severance Adjustment"). The Merger Consideration shall be subject to increase by the amount of any Voting Debt (as hereinafter defined) that is converted into shares of Corporation Common Stock or repaid between the date hereof and the Effective Time.

       4.2    Mechanics of Escrow Adjustment.

           (i) As used in this Agreement, the term "Escrow Adjustment" shall mean that amount determined by multiplying (x) $400,000 less aggregate Annual Pro Forma Net Income (hereafter defined) represented by letters of intent (in substantially the form attached hereto as Exhibit 4.2(i)) to acquire the assets or all of the outstanding capital stock of, and enter into management services agreements with, eye care practices or ambulatory surgery centers that are binding on the Acquisition Targets (hereafter defined) to which the Corporation is a party on the tenth (10th) day prior to the Closing Date, that meet the Purchase Price Criteria (hereinafter defined) and which comply with Acquiror's financial, operational and legal due diligence standards (which the parties acknowledge includes an audit by an independent

Medicare/Medicaid consultant) by (y) 25.00. As used herein, the term "Acquisition Target" shall mean one of the eye care practices or ambulatory surgery centers that is identified on Exhibit 4.2(i)(c), which shall be provided to Acquiror and Merger Sub by the Corporation by 5:00 p.m., e.d.t. October 8, 1996. As used herein, the term "Purchase Price Criteria" shall mean a purchase price not to exceed fourteen (14) times Annual After Tax Contribution (hereafter defined), a minimum of fifty percent (50%) of which shall consist of shares of Acquiror Common Stock, the issuance of which is unregistered or the resale of which is contractually restricted so that the shares may be sold only in accordance with the holding period and volume limitations of Rule 144 under the Securities Act, of 1933, as amended (the "Securities Act") and thirty percent (30%) which shall consist of freely tradeable shares of Acquiror Common Stock. As used in this Agreement, Annual After Tax Contribution shall mean with respect to each Acquisition Target, the pro forma impact of the Acquisition Target on Acquiror's net income as calculated on Exhibit 4.2(i)(b). If the amount calculated pursuant to the first sentence of this clause (i) is a negative number, there shall be no Escrow Adjustment.

          (ii) As used in this Agreement, Annual Pro Forma Net Income shall mean the net income determined on an accrual basis in accordance with generally accepted accounting principles consistently applied of each Acquisition Target adjusted to reflect the pro forma effect on the Acquiror's Net Income of the acquisition of such Acquisition Target as if such acquisition had been consummated on January 1, 1996 and annualized for the year ended December 31, 1996 using Acquiror's accounting methods, estimated useful lives and policies. The pro forma adjustments to be made in calculating Annual Pro Forma Net Income shall include, among other items (i) amortization of any intangible assets created in the acquisition of an Acquisition Target, (ii) a factor of 8% of the purchase price for an Acquisition Target representing the cost of capital, and (iii) calculation of income taxes, exclusive of any nonrecurring tax benefits. Annual Pro Forma Net Income as of the Closing Date shall be calculated by Acquiror and approved by the Corporation using Acquiror's accounting methods, estimated useful lives, and policies and in accordance with generally accepted accounting principles, consistently applied, and application of the pro forma adjustments discussed above. In order to determine the amount of the Escrow Adjustment, on or prior to the sixth day prior to the Closing Date, Acquiror shall deliver to Thomas R. Whatley, in writing, Acquiror's calculation of the Annual Pro Forma Net Income. If Thomas
R. Whatley objects to Acquiror's calculation of the Annual Pro Forma Net Income, he shall so inform Acquiror in writing (a "Dispute Notice") within two days of receipt by Thomas R. Whatley of Acquiror's calculation. In the absence of such Dispute Notice, Acquiror's calculation shall be final and binding on each party to this Agreement. If a Dispute Notice is delivered to Acquiror, Acquiror and Thomas R. Whatley shall negotiate in good faith to resolve any differences related to the calculation of the Annual Pro Forma Net Income promptly following delivery of the Dispute Notice. If Acquiror and Thomas R. Whatley fail to reach agreement after one day of such good faith negotiations, then the Annual Pro Forma Net Income shall be determined by a partner in the Houston, Texas office of Coopers & Lybrand, L.L.P. with significant health care experience (the "Determining Party"), whose determination of the Annual Pro Forma Net Income shall be final and binding on each party hereto. In the event that it is necessary for the Determining Party to calculate the Annual Pro Forma Net Income, Acquiror and Thomas R. Whatley will fully cooperate with the Determining Party in order to enable the Determining Party to reach its determination as soon as practicable, but in no event later than the Closing Date. The cost of retaining the Determining Party will be borne fifty percent (50%) by Acquiror and fifty percent (50%) through a deduction from the Escrow Adjustment.

         (iii) On the Closing Date the Escrow Adjustment, if any, shall be placed into escrow with U.S. Trust Company of Texas, N.A. or another financial institution mutually acceptable to Acquiror and the Corporation pursuant to an escrow agreement having terms reasonably acceptable to Acquiror and the Corporation that are consistent with the terms of this Agreement. The amounts placed in escrow shall be comprised of fifty percent (50%) cash and fifty percent (50%) freely tradeable shares of Acquiror Common Stock, based on a per share value equal to the Acquiror Stock Price.

          (iv) To the extent that within 30 days following the Closing Date the Acquiror has been provided by any of Thomas R. Whatley, James C. Washburn, Kathryn L. Sweers and Eric Ostarly with letters of intent related to Acquisition Targets or that within 120 days following the Closing Date Acquiror or any Acquiror Subsidiary has consummated an acquisition involving an Acquisition Target (a "Subsequent Acquisition") representing Annual Pro Forma Net Income in an amount up to the Escrow Adjustment, on the later of the 135th day following the Closing Date or such date upon which the Determining Party (as defined below) reaches its determination, that portion of the Escrow Adjustment (together with any interest thereon) obtained by multiplying the amount of additional Annual Pro Forma Net Income represented by the additional letters of intent and Subsequent Acquisitions by 25, shall be transferred to Exchange Agent (hereinafter defined) for the benefit of the shareholders of the Corporation, fifty percent (50%) in cash and fifty percent (50%) in Acquiror Common Stock based on the Acquiror Stock Price, and the remainder of the Escrow Adjustment (together with any interest thereon) shall be released to Acquiror. If the Annual Pro Forma Net Income represented by the additional letters of intent and Subsequent Acquisitions is equal to or exceeds the Escrow Adjustment, the entire Escrow Adjustment (together with any interest thereon) shall be distributed to the Exchange Agent (hereinafter defined) for the benefit of the shareholders of the Corporation. If within 120 days following the Closing Date, the Acquiror has not been provided any additional letters of intent to acquire Acquisition Targets or consummated a Subsequent Acquisition, on the 135th day following the Closing Date the Escrow Adjustment (together with any interest thereon) shall be released to Acquiror. On or prior to the 125th day following the Closing Date, Acquiror shall deliver to Thomas R. Whatley in writing, Acquiror's calculation of the additional Annual Pro Forma Net Income. If Thomas R. Whatley objects to Acquiror's calculation of the additional Annual Pro Forma Net Income, he shall deliver to Acquiror a Dispute Notice within five days of receipt by Thomas R. Whatley of Acquiror's calculation. In the absence of such Dispute Notice, Acquiror's calculation shall be final and binding on each party to this Agreement. If a Dispute Notice is delivered to Acquiror, Acquiror and Thomas R. Whatley shall negotiate in good faith to resolve any differences related to the calculation of the additional Annual Pro Forma Net Income promptly following delivery of the Dispute Notice. If Acquiror and Thomas R. Whatley fail to reach agreement after three business days of such good faith negotiations, then the additional Annual Pro Forma Net Income shall be determined by the Determining Party, whose determination of the additional Annual Pro Forma Net Income shall be final and binding on each party hereto. In the event that it is necessary for the

Determining Party to calculate the additional Annual Pro Forma Net Income, Acquiror and Thomas R. Whatley will fully cooperate with the Determining Party in order to enable the Determining Party to reach its determination as soon as practicable, but in no event later than 15 days after the matter is referred to the Determining Party. The cost of retaining the Determining Party will be borne equally fifty percent (50%) by Acquiror and fifty percent (50%) through a deduction from the Escrow Adjustment.

       4.3    Conversion of Shares.

           (i)       (a)    At the Effective Time, each share of Corporation
       Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Corporation Common Stock held by persons who object to the Merger and comply with all provisions of the Florida law concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Common Holders")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration Per Share and the Escrow Adjustment Per Share. As used herein, the term "Merger Consideration Per Share" shall mean the amount determined in accordance with the following formula:

       M =  C - D
            -----
              S

       M =    the Merger Consideration Per Share of Corporation Common Stock

       C = $70,000,000 minus the Escrow Adjustment, minus the Severance Adjustment and minus the aggregate amount paid pursuant to
              Section 4.3(v) hereof and plus the amount of any Voting Debt that is converted into shares of Corporation Common Stock or repaid between the date hereof and the Effective Time.

       D = the aggregate amount of accrued and unpaid dividends on the Convertible Preferred Stock as of the Effective Time.

       S = the number of shares of Corporation Common Stock outstanding at the Effective Time (including as outstanding all shares issuable upon the conversion of all outstanding shares of Convertible Preferred Stock (as defined in Section 5.3 hereof) and the exercise of all outstanding warrants to purchase shares of Corporation Common Stock).

                     (b) At the Effective Time, each share of Convertible Preferred Stock (as hereinafter defined) of the Corporation issued and outstanding immediately prior to the Effective Time (other than shares of Convertible Preferred Stock held by persons who object to the Merger and comply with all provisions of the Florida Act concerning the right of such holders to dissent from the Merger and demand appraisal of their shares (together with the Dissenting Common Holders, the "Dissenting Holders")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (A) an amount equal to accrued and unpaid dividends on such share as of the Effective Time, payable fifty percent (50%) in cash and fifty percent (50%) in shares of Acquiror Common Stock based on the Acquiror Stock Price, plus (B) an amount equal to the Merger Consideration Per Share multiplied by the number of shares of Corporation Common Stock into which such share is convertible, in accordance with its terms, as of the Effective Time, plus (C) an amount equal to the Escrow Adjustment Per Share multiplied by the number of shares of Corporation Common Stock into which such share is convertible, in accordance with its terms, as of the Effective Time.

The "Escrow Adjustment Per Share" shall mean the amount of the Escrow Adjustment transferred to the Exchange Agent pursuant to Section 4.2(iv) allocated on the same proportionate basis as the Merger Consideration Per Share. The Merger Consideration Per Share and Escrow Adjustment Per Share shall be paid fifty percent (50%) in cash and fifty percent (50%) in shares of Acquiror Common Stock based on the Acquiror Stock Price.

          (ii) As a result of the Merger and without any action on the part of the holder thereof, except as otherwise contemplated by Section 4.3(iii), all shares of Corporation Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Corporation Common Stock or Convertible Preferred Stock shall thereafter cease to have any rights with respect to such shares of Corporation Common Stock or Convertible Preferred Stock, as the case may be, except the right to receive, without interest, the Merger Consideration and cash for fractional interests of the Acquiror Common Stock in accordance with Sections 4.1(i) and 4.4(v)) upon the surrender of such Certificate.

         (iii) Each share of Corporation Common Stock issued and outstanding at the Effective Time and owned by any of the Acquiror, Acquiror Subsidiaries, and each share of Corporation Common Stock issued and held in the Corporation's treasury at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          (iv) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time as a result of the Merger shall continue to be an issued and outstanding share of Common Stock of the Surviving Corporation. Each certificate representing immediately prior to the Effective Date issued shares of Common Stock of Merger Sub shall continue to evidence ownership of the same number of shares of Common Stock of the Surviving Corporation.

           (v) Prior to the Effective Time, the Corporation shall offer a supplemental agreement or agreements to each of the holders of outstanding options to purchase Corporation Common Stock providing that at the Effective Time, unless such options have been previously exercised, each such option shall then be automatically redeemed in consideration for payment mutually agreed upon by such holder and the Corporation.

          (vi) At or prior to the Effective Time, any outstanding redeemable preferred stock of a Corporation Subsidiary (as defined in Section 5.4) shall have been redeemed by such Corporation Subsidiary.

         (vii) At or prior to the Effective Time, each outstanding warrant to acquire Corporation Common Stock shall have been exercised by the holder of such warrant pursuant to the terms thereof.

        (viii) Notwithstanding anything in this Agreement to the contrary, shares of Corporation Common Stock outstanding immediately prior to the Effective Time held by a Dissenting Holder (if any) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration and cash in lieu of fractional shares in accordance with Sections 4.1(i) and 4.4(v), unless such Dissenting Holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such Dissenting Holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration and cash in lieu of fractional shares in accordance with Section 4.4(v) hereof. The Corporation shall give prompt notice to Acquiror of any demands received by the Corporation for appraisal of shares of Corporation Common Stock, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Corporation shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

       4.4    Exchange of Certificates Representing Shares.

           (i) As of the Effective Time, Acquiror shall make available, or shall cause to be made available, with an exchange agent selected by Acquiror, which shall be Acquiror's transfer agent or such other party reasonably satisfactory to the Corporation (the "Exchange Agent"), for the benefit of the holders of shares of Corporation Common Stock, for exchange in accordance with this Article 4, the aggregate Cash Consideration and certificates representing the aggregate Stock Consideration in each case, less the Escrow Adjustment, if any (such aggregate Stock Consideration, together with the amount of any dividends or distributions with respect thereto, the aggregate Cash Consideration as so deposited, and any of the Escrow Adjustment so deposited thereafter being hereinafter referred to as the "Exchange Fund") in exchange for outstanding shares of Corporation Common Stock.

          (ii) Within a reasonable period following the Effective Time, Acquiror shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record (other than any of the Acquiror, Acquiror Subsidiaries or the Corporation) of a Certificate or Certificates (a) a letter of transmittal which shall specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, upon (and only upon) delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as the Acquiror may reasonably specify, and (b) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Acquiror Common Stock. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Acquiror Common Stock and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4 and a check representing the Cash Consideration which such holder has the right to receive pursuant to the provisions of this Article 4 (including any cash payable in lieu of any fractional share of Acquiror Common Stock in accordance with Section 4.4(v) hereof), after giving effect to any required tax withholdings, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the amount payable upon surrender of Certificates. In the event of a transfer of ownership of shares of Corporation Common Stock which is not registered in the transfer records of the Corporation, a check and/or one or more certificates representing the proper amount of Cash Consideration and Stock Consideration, respectively, may be issued to such a transferee if the Certificate representing such shares of Corporation Common Stock is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent to evidence and effect such transfer of shares of Corporation Common Stock and to evidence that any applicable stock transfer taxes have been paid.

         (iii) Notwithstanding any other provisions of this Agreement, no dividends on Acquiror Common Stock shall be paid with respect to any shares of Corporation Common Stock or Convertible Preferred Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Acquiror Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such shares of Acquiror Common Stock, less the amount of any withholding taxes which may be required thereon.

          (iv) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Corporation of shares of Corporation Common Stock or Convertible Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Stock Consideration and the Cash Consideration in accordance with the procedures set forth in this
Article 4.

           (v) Notwithstanding any other provision of this Article 4, no fractional shares of Acquiror Common Stock will be issued and any holder of shares of Corporation Common Stock or Convertible Preferred Stock entitled hereunder to receive a fractional share of Acquiror

Common Stock but for this Section 4.4(v) will be entitled hereunder to receive no such fractional share of Acquiror Common Stock but a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate fractional shares of Acquiror Common Stock that such holders would be entitled to receive but for this Section 4.4(v). Any such sale shall be made by the Exchange Agent within ten business days after the date upon which the Certificate(s) that would otherwise result in the issuance of shares of Acquiror Common Stock have been received by the Exchange Agent.

          (vi) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Acquiror Common Stock) that is unclaimed by the former shareholders of the Corporation on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Corporation who have not theretofore complied with this Article 4 shall thereafter look to the Surviving Corporation only as general creditors for payment of their claim for Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Acquiror Common Stock, deliverable in respect of each share of Corporation Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

         (vii) None of the Corporation, the Surviving Corporation, Merger Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Corporation Common Stock or Convertible Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (viii) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Acquiror Common Stock, deliverable in respect thereof pursuant to this Agreement.


                                   ARTICLE 5

               Representations and Warranties of the Corporation

       The Corporation represents and warrants to Acquiror as of the date of this Agreement as follows:

       5.1 Existence; Good Standing; Corporate Authority; Compliance With Law. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of Florida. The Corporation is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business of the Corporation, the Corporation Subsidiaries (as defined in Section 5.4 hereof), and the Partnerships (as defined in Section 5.5 hereof) taken as a whole (a "Corporation Adverse Effect"). As used in this Agreement, the term "material adverse effect" means, with respect to any entity, a material adverse effect on the financial condition, properties, business, or results of operations of such entity and its subsidiaries taken as a whole, and on the ability of such entity to perform its obligations hereunder or to consummate the transactions contemplated hereby. The Corporation has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The Corporation has delivered to Acquiror complete and correct copies of its articles of incorporation and bylaws, the articles of incorporation and bylaws of each Corporation Subsidiary and the partnership agreement for each Partnership, in each case as amended to the date hereof.

       5.2 Authorization, Validity and Effect of Agreements. Subject only to the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Corporation Common Stock, the Corporation has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby, and the consummation by the Corporation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Corporation enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

       5.3 Capitalization. The authorized capital stock of the Corporation consists of 10,000,000 shares of Corporation Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation. At the close of business on September 30, 1996, (a) 2,515,443 shares of Corporation Common Stock were outstanding and options to acquire 768,500 shares of Corporation Common Stock (the "Corporation Options") were outstanding under the American Ophthalmic, Inc. Stock Option Plan (the "Corporation Stock Option Plan"), (b) warrants to acquire 400,000 shares of Corporation Common Stock were outstanding ("Corporation Warrants"), (c) 150,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation (the "Convertible Preferred Stock") were outstanding, (d) no shares of Corporation Common Stock and no shares of preferred stock of the Corporation were held by the Corporation in its treasury, (e) no shares of the Corporation Common Stock or preferred stock of the Corporation were held by any of the Corporation's subsidiaries and (f) $4,320,000 in principal amount of bonds, debentures, notes or other evidences of indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the stockholders of the Corporation may vote ("Voting Debt"), were issued or outstanding. The Corporation has reserved or available for issuance 796,800 shares of Corporation Common Stock in connection with the Corporation Stock Option Plan (including the 768,500 shares available for issuance pursuant to Corporation Options), 400,000 shares of

Corporation Common Stock in connection with the Corporation Warrants, 3,762,014 shares of Corporation Common Stock in connection with the Convertible Preferred Stock and 409,321 shares of Corporation Common Stock in connection with the Voting Debt. No other shares of Corporation Common Stock are reserved for issuance. All such issued and outstanding shares of Corporation Common Stock and Convertible Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth above or in the disclosure letter to be delivered by the Corporation to Acquiror at or prior to October 9, 1996, the captions in which correspond to the relevant portions of this Agreement (the "Corporation Disclosure Letter"), or as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments which obligate the Corporation or any of the Corporation Subsidiaries (hereinafter defined) to issue, transfer or sell any shares of capital stock of the Corporation or any of the Corporation Subsidiaries (hereinafter defined). The Corporation Disclosure Letter will include a true and complete list of all options currently outstanding under the Corporation Stock Option Plan, including the names of the holders thereof and the number of shares subject to each option. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of Corporation Common Stock or common stock of the Surviving Corporation pursuant to any Employee Benefit Plan (as defined in Section 5.14).

       5.4 Subsidiaries. Except as set forth in the Corporation Disclosure Letter, the Corporation owns directly or indirectly all of the outstanding shares of capital stock of each of the Corporation's subsidiaries (individually, a "Corporation Subsidiary" and collectively, the "Corporation Subsidiaries"). Except as set forth in the Corporation Disclosure Letter, each of the outstanding shares of capital stock of each of the Corporation Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Corporation free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. Each Corporation Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Corporation Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Corporation Adverse Effect. The following information for each Corporation Subsidiary will be set forth in the Corporation Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and
(iv) the names of its directors and officers.

       5.5 Affiliated Partnerships. The Corporation Disclosure Letter lists each entity in which the Corporation or any Corporation Subsidiary holds a partnership interest (individually, a "Partnership" and collectively, the "Partnerships"). The Corporation or a Corporation Subsidiary holds its interests in each Partnership free and clear of all liens, pledges, security or other interests and encumbrances other than liens imposed by local law which are not material. Each Partnership is duly organized and in good standing under the laws of its jurisdiction of organization. Each Partnership is duly organized, licensed or qualified to do business as a foreign partnership and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Corporation Adverse Effect. The following information for each Partnership is set forth in the Corporation Disclosure Letter: (i) its name and jurisdiction of organization; (ii) the Corporation or Corporation subsidiary's percentage interest in the Partnership and whether that interest is a general partnership interest or a limited partnership interest; (iii) the identity of the general partner, and if applicable, the general partner's executive officers and (iv) the nature of the Partnership's business.

       5.6    Affiliated Practices.   The Corporation Disclosure Letter lists
the following:

           (i) Each entity with which the Corporation or a Corporation Subsidiary has entered into a management services agreement or similar agreement requiring the Corporation or a Corporation Subsidiary to provide medical practice management or similar services (each such entity is referred to herein as an "Affiliated Practice" and collectively such entities are referred to herein as the "Affiliated Practices");

          (ii) Each ambulatory surgery center with respect to which the Corporation, a Corporation Subsidiary or a Partnership is affiliated (a "Corporation ASC");

         (iii) With respect to each Affiliated Practice, the type of entity that comprises the Affiliated Practice, its jurisdiction of organization or formation, the principal location at which the Affiliated Practice conducts business and nature of its business (i.e., ophthalmology, optometry, ambulatory surgical center, optical shop, etc.);

          (iv) Except as set forth in the Corporation Disclosure Letter or as would not have a Corporation Adverse Effect, each Affiliated Practice and Corporation ASC is duly qualified and has all necessary licenses, permits, approvals, consents, qualifications, authorizations and accreditation of any governmental agency or authority, including but not limited to, any health care regulatory authority, and under all applicable laws or regulations as are required to own its assets and properties as now owned and to carry on its business as now conducted (the "Approvals"), and the continuation, validity and effectiveness of all the Approvals will not be adversely affected by the execution of this Agreement or the consummation of the transactions contemplated thereby; and

           (v) Except for any letter of intent, neither the Corporation nor any Corporation Subsidiary or Partnership is a party to any binding agreement with respect to the acquisition of the assets of or entry into a management services relationship with any medical or optometric practice or ambulatory surgery center.

       5.7 Other Interests. Except as set forth in the Corporation Disclosure Letter, to the knowledge of the executive officers of the Corporation, none of the Corporation, any

Corporation Subsidiary, or any Partnership owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

       5.8 Noncontravention. Except as set forth in the Corporation Disclosure Letter, neither the execution and delivery by the Corporation of this Agreement, nor the consummation by the Corporation of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of the Corporation or any Corporation Subsidiary or the partnership agreement of any Partnership; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under the Corporation Stock Option Plan or any grant or award made thereunder, (iii) violate, or conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Corporation, any Corporation Subsidiary or any Partnership under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement, management services agreement or other instrument or commitment or obligation ("Contracts") to which the Corporation, any Corporation Subsidiary or any Partnership is a party other than Contracts which require the consent of the other party or parties thereto to assign or transfer to Merger Sub or Acquiror by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, which required consents are set forth in the Corporation Disclosure Letter, or by which the Corporation, any Corporation Subsidiary or Partnership or any of its properties is bound or affected except, in the case all the matters described in this clause (iii), with respect to matters which would not reasonably be expected to result in a Corporation Adverse Effect; or (iv) other than the filings provided for in Article 1 hereof, and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and under the Securities Act and applicable state securities laws and in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain which would have Corporation Adverse Effect.

       5.9 Financial Statements. The Corporation Disclosure Letter contains the consolidated balance sheets of the Corporation (including the related notes and schedules) dated December 31, 1994 and 1995 and June 30, 1996, and each of such balance sheets fairly presents the consolidated financial position of the Corporation as of its date. The Corporation Disclosure Letter contains the consolidated statements of income, retained earnings and cash flows of the Corporation (including any related notes and schedules) for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996, and each of such statements fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Corporation for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Corporation at June 30, 1996 (the "Balance Sheet") including all notes thereto, neither the Corporation nor any of the Corporation Subsidiaries or Partnerships has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Corporation or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date. The Corporation Disclosure Letter contains pro forma financial statements of the Corporation (including a consolidated pro forma balance sheet dated June 30, 1996 and consolidated statements of operations for the year ended December 31, 1995 and the six months ended June 30, 1996), and such statements have been prepared in accordance with generally accepted accounting principles consistently applied in accordance with the Corporation's past practices and fairly present the pro forma financial condition and results of operations of the Corporation at and for the time periods indicated thereon.

       5.10 Litigation. Except as disclosed in the Corporation Disclosure Letter, there are no actions, suits or proceedings pending against the Corporation, the Corporation Subsidiaries, the Partnerships, the Affiliated Practices or the Corporation ASC's or, to the knowledge of the executive officers of the Corporation, threatened against the Corporation, the Corporation Subsidiaries, the Partnerships, the Affiliated Practices or the Corporation ASC's, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that are reasonably likely to have a Corporation Adverse Effect.

       5.11 Absence of Certain Changes. Except as set forth in the Corporation Disclosure Letter, since June 30, 1996 the Corporation, the Corporation Subsidiaries, the Partnerships, the Affiliated Practices and the Corporation ASC's have conducted their respective businesses only in the ordinary course and there has not been (i) any damage, destruction or loss (not covered by insurance) with respect to any material assets of the Corporation or the Corporation Subsidiaries or Partnerships; (ii) any change in the Corporation or any Corporation Subsidiary or Partnership or any development or combination of developments of which its management has knowledge which has resulted or is reasonably likely to result in a Corporation Adverse Effect;
(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the shares of Corporation Common Stock; or (iv) any material change in the Corporation's accounting principles, practices or methods.

       5.12   Taxes.

           (i) Definitions. For purposes of this Agreement, (a) "Taxes" means all taxes and other governmental charges and obligations of a similar nature, together with all interest, penalties and other additions to tax in respect thereof, imposed by any federal, state, local or foreign governmental authority, including, without limitation, all income, gains, real property gains, profits, gross receipts, payroll, employment, severance, windfall profits, environmental, license, occupation, customs, capital stock, franchise, ad valorem, excise, sales, use, transfer, registration, value added, alternative minimum, add-on minimum, successor, withholding and estimated taxes, duties, premiums, fees or other charges, (b) "Tax Returns" means all original and amended returns, declarations, statements, elections, reports, claims for refund and information returns and statements relating to Taxes required to be filed with any governmental authority, and (c) unless otherwise clearly required by the context, reference to the Corporation and its Corporation Subsidiaries includes (A) the Partnerships (but only for purposes of this Section 5.12) and (B) any person for whose Taxes the Corporation or a Corporation Subsidiary is liable pursuant to Treasury Regulations Section 1.1502-6 or any other provision of state, local, federal or foreign law, as a transferee or successor, by contract, or otherwise.

          (ii) Filing of Tax Returns. Except as disclosed in the Corporation Disclosure Letter, all material Tax Returns required to have been filed by the Corporation and its Corporation Subsidiaries have been duly and timely (taking into account duly granted extensions) filed and are true, correct and complete in all material respects. Except as disclosed in the Corporation Disclosure Letter, (a) neither the Corporation nor any Corporation Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, and (b) neither the Corporation nor any Corporation Subsidiary has received a written communication from any governmental authority in a jurisdiction where any of the Corporation and its Corporation Subsidiaries does not file Tax Returns that the Corporation or any Corporation Subsidiary is or may be subject to taxation by that jurisdiction.

         (iii) Payment of Taxes. Except as disclosed in the Corporation Disclosure Letter, all Taxes due from the Corporation and its Corporation Subsidiaries (whether or not shown on any Tax Return) have been paid and each of the Corporation and the Corporation Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over. There are no liens with respect to Taxes on any of the assets of the Corporation and its Corporation Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Balance Sheet.

          (iv) Tax Accruals. The unpaid Taxes of the Corporation and its Corporation Subsidiaries for all periods ending on or before the date of the Balance Sheet did not exceed the amount of the current liability accruals for Taxes (exclusive of reserves for deferred Taxes established to reflect timing differences) reflected on the face of the Balance Sheet and the unpaid Taxes of the Corporation and its Corporation Subsidiaries for all periods ending on or before the Closing Date will not exceed the amount of such current liability accruals as adjusted for operations in the ordinary course of business through the Closing Date in accordance with the most recent custom and practices of the Corporation and each Corporation Subsidiary.

           (v) Deficiencies, Proceedings, Waivers. Except as disclosed in the Corporation Disclosure Letter, no material deficiencies have been asserted in writing with respect to Taxes of the Corporation or any Corporation Subsidiary and neither the Corporation or any Corporation Subsidiary has received notice in writing that it has not filed a material Tax Return required to be filed by it. Except as disclosed in the Corporation Disclosure Letter, the Federal income Tax Returns of the Corporation and each Corporation Subsidiary have, since the later of the date of inception or acquisition by the Corporation, never been audited or examined by the IRS, nor is any such audit or examination, or any administrative or judicial action or proceeding with respect to the assessment or collection of such Taxes of the Corporation or any Corporation Subsidiary, currently in process or pending. Except as disclosed in the Corporation Disclosure Letter, no waiver or extension of any statute of limitations is in effect with respect to material Taxes of the Corporation or any Corporation Subsidiary. There are no outstanding requests for rulings with any Tax authority with respect to Taxes of the Corporation or any Corporation Subsidiary.

          (vi) Tax Sharing Arrangements, Affiliation Taxes. Except as disclosed in the Corporation Disclosure Letter, neither the Corporation nor any Corporation Subsidiary (a) is a party to any tax sharing agreement or arrangement, or (b) has, since the later of the date of inception or acquisition by the Corporation, ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") filing a consolidated federal income Tax Return or any similar group under analogous provisions of state, local or foreign law (other than a group the common parent of which was the Corporation).

         (vii)       Returns Furnished, Attributes.      The Corporation has
delivered to Acquiror true and complete copies of all (a) state, local, federal and foreign income and franchise Tax Returns and (b) examination reports, statements of deficiencies and closing other agreements relating to Taxes of the Corporation and the Corporation Subsidiaries filed on or after January 1, 1993.

        (viii) Elections, Special Status. Except as disclosed in the Corporation Disclosure Letter, neither the Corporation nor any Corporation Subsidiary (a) has filed a consent under Code Section 341(f) concerning collapsible corporations which is currently in effect; (b) has made any payments, is obligated to make any payments or is a party to any agreement that under any circumstance could obligate it or any successor or assignee to make any payments that are not or will not be deductible under Code Section 280G or that would be subject to excise Tax under Code Section 4999; (c) is a "foreign person" as defined in Code Section 1445(f)(3); (d) has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (e) owns directly or indirectly any asset which is "tax-exempt use property" within the meaning of Code Section 168(h); (f) is a party to any "safe harbor lease" within the meaning of Code Section 168(f)(8), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982; or (g) has agreed or is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

          (ix) Partnership Matters. Except as disclosed in the Corporation Disclosure Letter and as would not have a Corporation Adverse Effect, each Partnership (A) is and has been continuously since its formation properly classified as a partnership within the meaning of Code Section 7701(a)(2) and the Treasury Regulations thereunder; (B) has not made an election to be excluded from any of the provisions of subchapter K of chapter 1 of the Code; and (C) is not and has never been a "publicly traded partnership" within the meaning of Code Section 7704(b) of the Code.

       5.13 Proprietary Rights. The Corporation, the Corporation Subsidiaries and the Partnerships own or have valid, binding, enforceable and adequate rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, know how, other proprietary intellectual property rights, applications therefor and, to the knowledge of the executive officers of the Corporation, licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the business of the Corporation and the Corporation Subsidiaries and the Partnerships, without any conflict with the rights of others. Neither the Corporation, any of the Corporation Subsidiaries nor any of the Partnerships has received any notice from any other person pertaining to or challenging its right to use any Intellectual Property or any trade secrets, proprietary information, inventions, processes and procedures owned or used by or licensed to it, except with respect to rights the loss of which, individually have not had and are not reasonably likely to result in a Corporation Adverse Effect. To the knowledge of the executive officers of the Corporation, none of the key employees of the Corporation, the Corporation Subsidiaries or the Partnerships is in violation of any term of any employment contract, or any other contract or agreement relating to the relationship of any such employee with the Corporation, the Corporation Subsidiaries or the Partnerships or any other party the result of which has had or is reasonably likely to result in a Corporation Adverse Effect.

       5.14   Employee Benefit Plans.

           (i) The Corporation Disclosure Letter sets forth all compensation plans, funds and programs (the "Compensation Plans") and employee benefit plans (the "Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or administered by the Corporation, the Corporation Subsidiaries, the Partnerships, the Affiliated Practices, the Corporation ASCs, or any person, entity or arrangement which is aggregated with the Corporation under Section 414(b) or (c) of the Code (an "ERISA Affiliate" and, together with the Corporation, the Corporation Subsidiaries, the Partnerships, the Affiliated Practices and the Corporation ASCs, the "Corporation ERISA Entities") to which any Corporation ERISA Entity contributes, is required to contribute, or has at any time since the later of its formation or the date of such entity's acquisition by the Corporation been maintained for the employees of any Corporation ERISA Entity. The Compensation Plans consist of all such plans, funds and programs that provide benefits to employees or former employees including without limitation severance pay, deferred compensation, incentive, bonus or performance awards, stock ownership, stock options, legal services, executive compensation, plans within the meaning of Section 125 of the Code, and any trust fund, plan or program funding any Compensation Plan or Employee Benefit Plan as hereinafter defined (including any voluntary employee beneficiary association within the meaning of Section 501(c)(9) of the Code).

          (ii) The Corporation Disclosure Letter contains a complete and accurate list of all employment agreements (the "Employment Agreements") to which any Corporation and any Corporation Subsidiary or any Partnership Entity is a party with respect to employees of the Corporation and of the Corporation Subsidiaries or any Partnership. The Employment Agreements consist of employee leasing agreements, employee services agreements, noncompetition agreements and any other agreement except an Employee Benefit Plan (as hereafter defined), between the Corporation and any employee as of the date hereof.

         (iii)       Intentionally Deleted.

          (iv) Each Employee Benefit Plan, trust agreement, annuity contract or other funding arrangement has been administered and maintained in compliance in all material respects with all applicable laws, rules and regulations, and all reports required by any governmental agency have been timely filed. No Employee Benefit Plan or Compensation Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. There is no proceeding, claim (other than routine claims for benefits), lawsuit, or investigation pending or, to the knowledge of the executive officers of the Corporation, threatened, concerning or involving any Compensation Plan or Employee Benefit Plan. There is no litigation involving, and there are no proceedings before, the U.S. Department of Labor or any other commission or administrative or regulatory authority pending against the Corporation, any of the Corporation Subsidiaries, or any ERISA Affiliate, or against any fiduciary of any Compensation Plan or Employee Benefit Plan, relating to claims for benefits, breaches of duties or relating in any way to the maintenance or operation of such plans, and, to the knowledge of the executive officers of the Corporation, no such claim exists or has been threatened.

           (v) No prohibited transactions (within the meaning of Section 4975 of the Code and Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan nor has there been any transaction which could subject any Corporation ERISA Entity to any material liability under Section 4972 and 4976 through 4980B of the Code, or any other section of the Code or ERISA with respect to the Compensation Plans or the Employee Benefit Plans.

          (vi) A Corporation ERISA Entity has received a current favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan, and each amendment thereto, intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or, to the knowledge of the executive officers of the Corporation, have been threatened that could result in the revocation of any such favorable determination letter or ruling. In the event any Corporation ERISA Entity sponsors or maintains a voluntary employee beneficiary association within the meaning of Section 501(c)(9) of the Code, all necessary governmental approvals for obtaining tax exempt status have been obtained, and such determination letter is dated on or after January 1, 1985.

         (vii) As of the last day of the most recent plan year ended prior to the date hereof, all contributions required to be made by any Corporation ERISA Entity under the terms of any Employee Benefit Plan have been timely made or have been reflected on its balance sheet and (A) no accumulated funding deficiency within the meaning of Section 412 of the Code or 302(f) of ERISA, whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored or maintained by any Corporation ERISA Entity, (B) no Corporation ERISA Entity will be required to provide security under Section 401(a)(29) of the Code, (C) no lien exists or will arise within 60 days after the Closing Date pursuant to
Section 412(n) of the Code or Section 302(f) of ERISA due to any failure to make any contributions required thereby and (D) the fair market value of the assets of each funded defined benefit pension plan equals or exceeds the actuarial present value of the vested and nonvested accrued benefits under such pension plan as calculated upon a standard termination of a defined benefit plan subject to Title IV of ERISA with such actuarial present value determined by application of the actuarial methods and assumptions set forth in such defined benefit pension plan or the methods and assumptions prescribed by the Pension Benefit Guaranty Corporation ("PBGC") for the valuation of such benefits in connection with such plans being terminated thereunder. Administrative expenses, trustee fees, similar charges and taxes if any, shall be taken into account for purposes of the foregoing computations. The assets of each voluntary employees beneficiary association maintained by each Corporation ERISA Entity equal or exceed the present value of benefit obligations incurred under each such plan (determined in accordance with actuarial standards applied in the ongoing administration of such plans) as of the last day of the most recent plan year ended prior to the date hereof.

        (viii) No Corporation ERISA Entity is obligated to contribute to a multi-employer plan within the meaning of Sections 3(37) and 4001(a)(3) of ERISA and no Corporation ERISA Entity has incurred any "withdrawal liability" (as defined in Section 4201 et seq. of ERISA) which has not been satisfied as of the Closing.

          (ix) No facts or circumstances exist that would result in the imposition of liability against any Corporation ERISA Entity by the PBGC as a result of any act or omission by any Corporation ERISA Entity. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA. No liability to the PBGC has been incurred by any Corporation ERISA Entity on account of any termination of any employee pension benefit plan subject to Title IV of ERISA. No Corporation ERISA Entity has (A) ceased operations at a facility so as to become subject to Section 4203 of ERISA; (B) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA;
(C) ceased making contributions on or before the Closing Date, to any employee pension benefit plan subject to Section 4064 of ERISA and to which any Corporation ERISA Entity made contributions during the five (5) years prior to the Closing Date; (D) any liability under Section 4062 of ERISA; or (E) any liability or lien under Section 4068 of ERISA.

           (x) The Corporation ERISA Entities have complied with all applicable notices and provided coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") (the continuation coverage requirement of group health plans), and have no liability for any violations under COBRA prior to and as of the Closing Date for which the Corporation ERISA Entity might incur liability.

          (xi) Except as required by COBRA, no Corporation ERISA Entity has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any employees of a Corporation ERISA Entity who may retire or any former employee of a

Corporation ERISA Entity who have retired from employment with any Corporation ERISA Entity.

         (xii) There are no legal restrictions on the rights of any Corporation ERISA Entity to amend or terminate any Employee Benefit Plan or Compensation Plan without incurring any material liability thereunder.

       5.15   Labor Matters.

           (i) None of the Corporation, any of the Corporation Subsidiaries, any of the Partnerships, or any of the Affiliated Practices is a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Corporation, any of the Corporation Subsidiaries, any of the Partnerships or, to the knowledge of the executive officers of the Corporation, any of the Affiliated Practices are represented by any union, labor organization or collective bargaining unit. To the knowledge of the executive officers of the Corporation, the Corporation's, the Corporation Subsidiaries' and the Partnership's employees have not threatened to organize or join a union, labor organization or collective bargaining unit, and there are no existing or, to the knowledge of the executive officers of the Corporation, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Corporation or any of the Corporation Subsidiaries or Partnerships nor does any basis therefor exist.

          (ii) The Corporation and all of the Corporation Subsidiaries and Partnerships have been and are in compliance in all material respects with all applicable laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not liable for any arrears of wages or penalties in any material amount for failure to comply with any of the foregoing. Neither the Corporation nor any of the Corporation Subsidiaries or Partnerships has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. Except as set forth in the Corporation Disclosure Letter, there are no material unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or, to the knowledge of the executive officers of the Corporation, threatened against the Corporation, any of the Corporation Subsidiaries, any of the Partnerships or any of the Affiliated Practices before any federal, state or local court, board, department, commission or agency nor to their knowledge, does any basis therefor exist.

       5.16 Related Parties. Except as set forth in the Corporation Disclosure Letter, to the knowledge of the executive officers of the Corporation, none of the executive officers or directors of the Corporation or the Corporation Subsidiaries, or any entity controlled by any of the foregoing or any member of the immediate family of any of the foregoing:

           (i) has any relationship with the Corporation that would be required to be disclosed by Item 404 of Regulation S-K under the Securities Act if the Corporation were subject to such regulation; or

          (ii) is competing or at any time since January 1, 1994 has competed, directly or indirectly with the Corporation or any Corporation Subsidiary or any Partnership.

       As used in this Section 5.16, a person's immediate family shall mean such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

       5.17 No Brokers. Neither the Corporation nor any Corporation Subsidiary or any Partnership has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Acquiror, the Surviving Corporation or any of its subsidiaries or affiliates, to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Corporation has retained Furman Selz LLC as its financial advisor, the arrangements with which have been set forth in the Corporation Disclosure Letter.

       5.18   [Intentionally Deleted].

       5.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Corporation Common Stock, treating as outstanding the shares of Corporation Common Stock issuable upon conversion of the Convertible Preferred Stock, is the only vote of the holders of any class or series of capital stock of the Corporation necessary to approve the Merger.

       5.20   Contracts; No Default.

           (i) The Corporation Disclosure Letter sets forth as of the date of this Agreement a list of each Contract of the Corporation and the Corporation Subsidiaries and the Partnerships:

              (a) involving an aggregate payment or commitment per Contract on the part of any party of more than $100,000 during the 12-month period ending December 31, 1996;

              (b) with an individual or entity rendering services as an employee of or contractor to the Corporation or any Corporation Subsidiary or any Partnership under which, during the last 12 months, the Corporation or one of the Corporation Subsidiaries or Partnerships was obligated or became committed to pay in excess of $100,000 or under which, during the next 12 months, the Corporation or one of the Corporation Subsidiaries or Partnerships is reasonably expected to pay or to become obligated to pay in excess of $100,000;

              (c) concerning a partnership or joint venture with another person; or

              (d) involving the provision by the Corporation or any Corporation Subsidiary or Partnership of medical practice management or similar services;

              (e) except with respect to the letters of intent, involving an acquisition of assets or securities, which acquisition has not yet been consummated or has been consummated during the 24 months immediately preceding the date of this Agreement; or

              (f) evidencing Indebtedness of the Corporation or any Corporation Subsidiary or any Partnership in an amount greater than $100,000. "Indebtedness" means any liability in respect of (w) borrowed money, (x) capitalized lease obligations, (y) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (z) guarantees of any of the foregoing incurred by any other person other than the Acquiror or the Corporation, as appropriate, or any of the Corporation Subsidiaries or any Partnership, except that Indebtedness shall not include short term credit facilities entered into in the ordinary course of business.

          (ii) The Corporation Disclosure Letter lists each Contract to which the Corporation, any of the Corporation Subsidiaries or any Partnership is a party limiting the right of the Corporation, any of the Corporation Subsidiaries or any Partnership prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or affiliates (other than individuals) at or after the Effective Time, to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Corporation, any of the Corporation Subsidiaries or any Partnership prior to the Effective Time, or Surviving Corporation or any of its subsidiaries or affiliates (other than individuals), including the Affiliated Practices, after the Effective Time.

         (iii) Each Contract, and each other contract or agreement of the Corporation, the Corporation Subsidiaries and the Partnerships which would have been required to be disclosed in the Corporation Disclosure Letter had such contract or agreement been entered into prior to the date of this Agreement, is in full force and effect and is a legal, valid and binding Contract and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Corporation, any Corporation Subsidiary, or any Partnership, or, to the knowledge of the executive officers of the Corporation, any other party, in the timely performance of any obligation to be performed or paid under any of Contracts or any such other contract or agreement, except where the failure to be in full force and effect or to be valid and binding, or where such default, individually or in the aggregate could not reasonably be expected to result in a Corporation Adverse Effect.

       5.21   Real Property.

           (i) Except as set forth in the Corporation Disclosure Letter, neither the Corporation, any of the Corporation Subsidiaries, any Partnership nor any of the Affiliated Practices owns or has the option or right to acquire any real property.

          (ii) With respect to the lease dated January 10, 1994, relating to the Corporation's principal executive officers in Winter Park, Florida:

              (a) such lease is in full force and effect and is a legal, valid and binding obligation of the Corporation, enforceable by the Corporation in accordance with its terms;

              (b) no notice of default under such lease has been received by the Corporation which is still in effect, the Corporation is not in breach or default of such lease, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such lease;

              (c) as of the date of this Agreement, to the knowledge of the executive officers of the Corporation, there are no pending or threatened condemnation or eminent domain proceedings with respect to the real property subject to such lease; and

              (d) as of the date of this Agreement, the Corporation has not received notice of any special assessments relating to the real property subject to such lease.

         5.22 Information. No representation or warranty made by the Corporation contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the Corporation Disclosure Letter, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         5.23 Compliance with Applicable Laws. Except as disclosed in the Corporation Disclosure Letter, the Corporation, the Corporation Subsidiaries, the Partnerships, the Corporation ASC's and, to the knowledge of the executive officers of the Corporation, the Affiliated Practices hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which would not have a Corporation Adverse Effect (the "Corporation Permits"). The Corporation, the Corporation Subsidiaries, the Partnerships, the Corporation ASC's and, to the knowledge of the executive officers of the Corporation, the Affiliated Practices are in compliance with the terms of the Corporation Permits, except for such failures to comply, which, singly or in the aggregate, would not have a Corporation Adverse Effect. The businesses of the Corporation, the Corporation Subsidiaries, the Partnerships, the Corporation ASC's and, to the knowledge of the executive officers of the Corporation, the Affiliated Practices are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including, but not limited to laws, rules and regulations relating to professional and specialty licensing, the corporate practice of medicine, prohibitions on kickbacks and referrals under Medicare and Medicaid programs, health care, drug enforcement, zoning ordinances, building codes, occupational health and safety, employee benefits, immigration, wages, workplace safety, equal employment opportunity and race, religious, sex and age discrimination, except for possible violations which individually or in the aggregate do not and could not reasonably be expected to have a Corporation Adverse Effect. Except as set forth in the Corporation Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Corporation, any of the Corporation Subsidiaries, the Partnerships, the Corporation ASC's or the Affiliated Practices is pending, or, to the knowledge of the executive officers of the Corporation, threatened.

         5.24 Accounts Receivable. The accounts receivable of the Corporation, the Corporation Subsidiaries and the Partnerships as reflected in the Balance Sheet, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Corporation, the Corporation Subsidiaries and the Partnerships are valid and existing and represent monies due, and the Corporation has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business of the Corporation and consistent with past practices, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not have a Corporation Adverse Effect.

         5.25 Product Liability. Except as disclosed in the Corporation Disclosure Letter, the Corporation is not aware of any claim, or the basis of any claim, against the Corporation, any of the Corporation Subsidiaries or any Partnership for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Corporation, any of the Corporation Subsidiaries or any Partnership, including claims arising out of the defective or unsafe nature of its products or services, which could have a Corporation Adverse Effect.

         5.26 Environment. As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. Except as disclosed in the Corporation Disclosure Letter, there are, with respect to the Corporation, any of the Corporation Subsidiaries, any Partnership, any Corporation ASC or any Affiliated Practice, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law liability or any liability under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") or similar state or local laws, which liabilities, either individually or in the aggregate, would reasonably be expected to have a Corporation Adverse

Effect. With respect to the generation, transportation, treatment, storage and disposal, or other handling of Medical Waste, the Corporation, each Corporation Subsidiary, each Partnership, each Corporation ASC and each Affiliated Practice has complied with all Medical Waste Laws, except as would not reasonably be expected to result in a Corporation Adverse Effect.

         As used herein, "Medical Waste" includes, but is not limited to, (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act ("MWTA"), and (xii) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. As used herein, "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti- Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq., (v) the Unites States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

         5.27 Recoupment Proceedings. There are no material Medicare or Medicaid recoupments or recoupments of any third-party payor being requested or claimed, or to the knowledge of the executive officers of the Corporation, threatened against the Corporation, any of the Corporation Subsidiaries, any of the Partnerships, any of the Corporation ASC's or any of the Affiliated Practices.

         5.28    Insurance.

              (i) The Corporation, the Corporation Subsidiaries, the Partnerships, the Corporation ASC's and the Affiliated Practices and (a) have property, fire and casualty insurance policies, with extended coverage (subject to reasonable deductibles), sufficient to allow them to replace any of their properties that might be damaged or destroyed, and (b) except for professional liability insurance which is specifically covered in Section 5.28(ii) below, have liability, workers compensation insurance and bond and surety arrangements reasonably adequate, in light of the business in which they are engaged, to protect them and their financial condition against the risks involved in the business conducted by them. The Corporation Disclosure Letter sets forth a list of all such policies.

             (ii) The Corporation Disclosure Letter contains a list of each policy of professional liability insurance and errors and omissions insurance, and all amendments and endorsements thereto currently in effect, which provide insurance for the Corporation, the Corporation Subsidiaries, the Partnerships, the Corporation ASC's and the Affiliated Practices, including the name of each insurer, the amount of coverage provided under the policy, all persons, groups and entities that are afforded coverage under the policies, the term of the policy and type of coverage (whether "claims made" or otherwise and whether such policies include "tail" coverage) and whether the policy is in effect as of the date hereof. The Corporation, the Corporation Subsidiaries, the Partnerships, the Corporation ASC's and the Affiliated Practices have been covered by one or more policies of professional liability insurance continuously since the later of January 1, 1994 or the date of such entity's acquisition by the Corporation for all services provided pursuant to all management services or other professional activities of the Corporation, the Corporation Subsidiaries, the Partnerships, the Corporation ASC's and the Affiliated Practices, and any of their predecessors or affiliates, whether currently in effect or previously in effect, with limits at least as great as those set forth in the Corporation Disclosure Schedule.

            (iii) The Corporation Disclosure Letter sets forth any pending claims under each of the policies listed therein, and there are no other pending claims under any of such policies, and no event has occurred and no condition exists that could reasonably be expected to give rise to or serve as a basis for any such claim.

             (iv) None of the Corporation, any Corporation Subsidiary, any Partnership, any Corporation ASC or any Affiliated Practice is in default under any insurance policy or bond described in Section 5.28, and no event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Corporation, any Corporation Subsidiary, any Partnership, any Corporation ASC or any Affiliated Practice or, to the knowledge of the executive officers of the Corporation, the insurer thereunder, has occurred, or, to the knowledge of the executive officers of the Corporation, will occur as a result of the transactions contemplated herein. Consummation of the transactions contemplated herein will not (and will not give any person or entity a right to) terminate or modify any material rights of, or accelerate or augment any material obligation of the Corporation, any Corporation Subsidiary, any Partnership, any Corporation ASC or any Affiliated Practice under any insurance policy or bond insofar as such policy or bond relates to or covers incidents that give rise to claims for incidents taking place prior to the Closing Date. Neither the Corporation, any Corporation Subsidiary, any Partnership, any Corporation ASC nor any Affiliated Practice have done anything by way of action or inaction which might invalidate or diminish coverage under any of such policies in whole or in part. There are no outstanding requirements or recommendations of any insurance company that has issued a policy to the Corporation, any Corporation Subsidiary, any Partnership, any Corporation ASC or any Affiliated Practice which require or recommend any material changes to the conduct of the business of the Corporation, any Corporation Subsidiary, any Partnership, any Corporation ASC or any Affiliated Practice, or any material repair or other work with respect to any of its or their respective properties.

         5.29 Title to Assets; Liens. Except as disclosed in the Corporation Disclosure Letter, to the extent material to the business or operations of the Corporation, the Corporation Subsidiaries and the Partnerships taken as a whole, the Corporation, the Corporation Subsidiaries and the Partnerships have good and marketable title to all of their respective inventory, accounts receivable, property, equipment and other assets, and such assets are free and clear of any material mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which would not materially and adversely affect the value of such property as carried on the Corporation's consolidated financial statements contained in the Preliminary Prospectus or would not have a material adverse effect on the Corporation, any Corporation Subsidiary or any Partnership. The Corporation, the Corporation Subsidiaries and the Partnerships have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, would not have a Corporation Adverse Effect.

         5.30 No Material Adverse Effect. Except as disclosed in the Corporation's financial reports set forth in the Preliminary Prospectus or in the Corporation Disclosure Letter, the Corporation is not aware of any fact which, alone or together with another fact, has resulted in or is likely to result in a Corporation Adverse Effect.

         5.31 Acquisition Targets. The Corporation has had ongoing discussions with each of the Acquisition Targets for at least thirty (30) days prior to the date of this Agreement.


                                   ARTICLE 6

                   Representations and Warranties of Acquiror

         Acquiror represents and warrants to the Corporation as of the date of this Agreement as follows:

         6.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Acquiror is a corporation duly incorporated, validly existing in good standing under the laws of Delaware. Acquiror is duly licensed or qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business of Acquiror taken as a whole, which for purposes of this Agreement shall mean the business of Acquiror and the Acquiror Subsidiaries (as defined in Section 6.4 hereof) taken as a whole (a "Acquiror Adverse Effect"). Acquiror has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of Acquiror's certificate of incorporation and bylaws previously delivered to the Corporation are true and correct. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub has not conducted any business or incurred any liabilities other than in connection with the negotiation and execution of this Agreement. Merger Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Merger Sub has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

         6.2 Authorization, Validity and Effect of Agreements. The sole stockholder of Merger Sub has approved this Agreement. The execution and delivery of this Agreement and all agreements and documents specified herein, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents specified herein (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Acquiror and Merger Sub, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and by general principles of equity.

         6.3 Capitalization. The authorized capital stock of Acquiror consists of 100,000,000 shares of Acquiror Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share ("Acquiror Preferred Stock"). As of August 31, 1996, there were 27,278,364 shares of Acquiror Common Stock issued and outstanding and no shares of Acquiror Preferred Stock issued and outstanding. Acquiror has no shares of Acquiror Common Stock or Acquiror Preferred Stock reserved for issuance, except that, as of August 31, 1996, 2,000,000 shares of Acquiror Common Stock were reserved for issuance pursuant to Acquiror's Amended and Restated 1995 Stock Option Plan, 1,000,000 shares of Acquiror Common Stock were reserved for issuance pursuant to Acquiror's Health Care Professionals Stock Option Plan, 344,563 shares of Acquiror Common Stock were reserved for issuance pursuant to the EyeCorp, Inc. 1995 Incentive and Nonqualified Stock Option Plan and 40,000 shares of Acquiror Common Stock were reserved for issuance pursuant to a Common Stock Purchase Warrant. Acquiror has no outstanding Voting Debt. All such issued and outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth above or in the disclosure letter to be delivered by the Acquiror to the Corporation prior to October 9, 1996, the captions in which correspond with the relevant sections of this Agreement (the "Acquiror Disclosure Letter"), or as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments which obligate Acquiror or any of the Acquiror Subsidiaries (hereinafter defined) to issue, transfer or sell any shares of capital stock of Acquiror or any of the Acquiror Subsidiaries (hereinafter defined).

         6.4 Subsidiaries. Except as set forth in the Acquiror Disclosure Letter, Acquiror owns directly or indirectly each of the outstanding shares of capital stock of each of Acquiror's subsidiaries (individually, a "Acquiror Subsidiary" and collectively, the "Acquiror Subsidiaries"). Each Acquiror Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have an Acquiror Adverse Effect.

         6.5 Noncontravention. Except as set forth in the Acquiror Disclosure Letter, neither the execution and delivery by Acquiror of this Agreement, nor the consummation by Acquiror of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Acquiror; (ii) violate, or conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material properties of Acquiror under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Contract to which Acquiror is a party, or by which Acquiror or any of its properties is bound or affected except with respect to matters which are not material to the business of Acquiror taken as a whole; or (iii) other than the filings specified in Article 1 hereof and the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, of which the failure to obtain would have an Acquiror Adverse Effect.

         6.6 Financial Statements. Acquiror has delivered to the Corporation Acquiror's Annual Report on Form 10-K for the year ended December 31, 1995, together with all amendments thereto, Acquiror's Quarterly Report on Form 10-Q for the quarter ended March 31 and June 30, 1996, and Acquiror's definitive proxy statement for the 1996 annual meeting of stockholders of Acquiror held on May 21, 1996, and each of the Acquiror's Current Reports on Form 8-K, each in the form (including exhibits and any amendments or supplements thereto) filed with the Securities and Exchange Commission ("SEC") (collectively, the "Acquiror Reports"). As of their respective dates, the Acquiror Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Acquiror included in the Acquiror Reports (including any related notes and schedules) fairly presents the consolidated financial position of Acquiror and the Acquiror Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Acquiror included in the Acquiror Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of Acquiror and the Acquiror Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the unaudited consolidated balance sheet of Acquiror and the Acquiror Subsidiaries at June 30, 1996, including all notes thereto, neither Acquiror nor any of the Acquiror Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Acquiror or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

         6.7 Litigation. Except as disclosed in the Acquiror Disclosure Letter, there are no actions, suits or proceedings pending against Acquiror or any Acquiror Subsidiary or, to the knowledge of the executive officers of Acquiror, threatened against Acquiror or any Acquiror Subsidiary, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that are reasonably likely to have an Acquiror Adverse Effect.

         6.8 Absence of Certain Changes. Except as disclosed in the Acquiror Disclosure Letter or Acquiror Reports filed with the SEC prior to the date hereof and except for changes arising from the public announcement of the transactions contemplated by this Agreement, since June 30, 1996, Acquiror has conducted its business only in the ordinary course of such business and there has not been (i) any material adverse change in such business; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

         6.9 Taxes and Tax Returns. Acquiror (i) has timely filed all federal, state, local and foreign tax returns required to be filed by it for the years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such filed returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns and
(iii) has properly accrued all such taxes for periods subsequent to the periods covered by such returns.

         6.10 Labor Matters. Acquiror is not a party to or bound by any collective bargaining agreement. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of Acquiror, threatened relating to its business. To the actual knowledge of the executive officers of Acquiror, there are not any organizational efforts presently being made or threatened involving employees of Acquiror.

         6.11 No Brokers. Acquiror has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Acquiror to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Acquiror has retained Smith Barney Inc. as its financial advisor, the arrangements with which have been set forth in the Acquiror Disclosure Letter.

         6.12 Capital Stock. The shares of Common Stock of Merger Sub are validly issued, fully paid and nonassessable and are owned directly by Acquiror, free and clear of all liens, claims and encumbrances. The issuance and delivery by Acquiror of shares of Acquiror Common Stock in connection with the Merger have been duly and validly authorized by all necessary corporate action on the part of Acquiror. The shares of Acquiror Common Stock to be issued in connection with the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and listed on the NYSE.

         6.13 Opinion of Acquiror's Financial Advisor. The Board of Directors of Acquiror has received the opinion of Smith Barney Inc., financial advisor to Acquiror, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Acquiror from a financial point of view.

         6.14 Compliance with Applicable Laws. Acquiror and the Acquiror Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have an Acquiror Adverse Effect (the "Acquiror Permits"). Acquiror and the Acquiror Subsidiaries are in compliance with the terms of the Acquiror Permits, except for such failures to comply, which singly or in the aggregate, would not have an Acquiror Adverse Effect. Except as disclosed in the Acquiror Reports filed prior to the date of this Merger Agreement, the businesses of Acquiror and the Acquiror Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not and would not have an Acquiror Adverse Effect. No investigation or review by any Governmental Entity with respect to Acquiror or any of the Acquiror Subsidiaries is pending, or, to the knowledge of the executive officers of Acquiror, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which would not have an Acquiror Adverse Effect.

         6.15 Certain Agreements. Except as disclosed in the Acquiror Reports filed prior to the date of this Agreement or as set forth in the Acquiror Disclosure Letter, neither Acquiror nor any of the Acquiror Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness in an amount exceeding $1,000,000 or (ii) other contract, agreement or commitment (except those entered into in the ordinary course of business). Neither Acquiror nor any of the Acquiror Subsidiaries is in default (with or without notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any benefit plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have an Acquiror Adverse Effect.

         6.16 Accounts Receivable. The accounts receivable of Acquiror and the Acquiror Subsidiaries as reflected in the most recent financial statements contained in the Acquiror Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of Acquiror and the Acquiror Subsidiaries are valid and existing and represent monies due, and Acquiror has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not have an Acquiror Adverse Effect.

         6.17 No Material Adverse Effect. Except as disclosed in the Acquiror Reports or the Acquiror Disclosure Letter, Acquiror is not aware of any fact which, alone or together with another fact, has resulted in or is likely to result in an Acquiror Adverse Effect.

         6.18 Information. No representation or warranty made by Acquiror contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the Acquiror Disclosure Letter, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

         6.19 Inventory. The inventories of Acquiror and the Acquiror Subsidiaries as reflected in the most recent financial statements contained in the Acquiror Reports, or acquired by Acquiror or any of the Acquiror Subsidiaries after the date thereof, (i) are carried as provided in the Acquiror Reports not in excess of the lower of cost or net realizable value and
(ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of Acquiror and the Acquiror Subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

         6.20 Patents, Trademarks, Etc. Acquiror and the Acquiror Subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses as are necessary in connection with the businesses of Acquiror and the Acquiror Subsidiaries, the lack of which would have an Acquiror Adverse Effect, and Acquiror does not have any knowledge of any conflict with the rights of Acquiror and the Acquiror Subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which, insofar as reasonably can be foreseen, could have an Acquiror Adverse Effect.

         6.21 Product Liability. Except as disclosed in the Acquiror Disclosure Letter, Acquiror is not aware of any claim, or the basis of any claim, against Acquiror or any of the Acquiror Subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Acquiror or any of the Acquiror Subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which could have an Acquiror Adverse Effect. Acquiror and the Acquiror Subsidiaries have, and on the Effective Date will have, full and adequate insurance coverage for potential product liability claims against it.

         6.22 Environment. Except as disclosed in the Acquiror Disclosure Letter, there are, with respect to Acquiror or any of the Acquiror Subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law liability or any liability under CERCLA or similar state or local laws, which liabilities, either individually or in the aggregate, would have an Acquiror Adverse Effect.

         6.23 Title to Assets; Liens. Except as disclosed in the Acquiror Disclosure Letter, to the extent material to the business or operations of Acquiror and the Acquiror Subsidiaries, Acquiror has good and marketable title to all of its inventory, accounts receivable (other than Medicare/Medicaid accounts receivable), property, equipment and other assets, and such assets are free and clear of any material mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever, except for such mortgages, liens, charges, encumbrances or title defects which would not materially and adversely affect the value of such property as carried on Acquiror's financial statements contained in the Acquiror Reports or would not have an Acquiror Adverse Effect. Acquiror and the Acquiror Subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them, except for leases, the failure of which to have or be enforceable, would not have an Acquiror Adverse Effect.

         6.24 Shelf Registration Statement. The Acquiror's registration statement on Form S-4 (registration no. 333- 09905), in the form in which it became effective, and the prospectus forming a part thereof comply in all material respects with the provisions of the Securities Act and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The transaction pursuant to which the Stock Consideration will be issued has been registered pursuant to such registration statement and the Stock Consideration, upon its issuance pursuant to the terms hereof, shall be freely tradeable, subject to the provisions of Rule 145 under the Securities Act.


                                   ARTICLE 7

                                   Covenants

         7.1 Acquisition Proposals. Subject to the fiduciary duties of the Board of Directors of the Corporation, as advised by outside counsel, neither the Corporation, any of the Corporation Subsidiaries nor any Partnership shall, directly or indirectly, take (nor shall the Corporation, Corporation Subsidiaries or any Partnerships authorize or permit their respective officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal (defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Corporation will promptly communicate to Acquiror any solicitation by or of the Corporation and the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. "Acquisition Proposal" shall mean any proposed (a) merger, consolidation or similar transaction involving the Corporation, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Corporation, the Corporation Subsidiaries or the Partnerships representing 15% or more of the consolidated assets of the Corporation, the Corporation Subsidiaries and the Partnerships,
(c) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) in a transaction or series of transactions representing 15% or more of the voting power of the Corporation or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding shares of Corporation Common Stock.

         7.2 Interim Operations of the Corporation. Except with respect to obtaining letters of intent from Acquisition Targets, the Corporation covenants and agrees as to itself, the Corporation Subsidiaries and the Partnerships of which the Corporation or a Corporation Subsidiary is general partner that, from and after the date hereof until the Effective Time (except as Acquiror shall otherwise agree in writing or except as otherwise contemplated by this Agreement):

              (i) The business of the Corporation and the Corporation Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, the Corporation and the Corporation Subsidiaries shall use their commercially reasonable efforts to preserve their business organization intact.

             (ii) The Corporation shall not (a) sell or pledge or agree to sell or pledge any stock owned by it in any of the Corporation Subsidiaries or any interest owned by the Corporation or any Corporation Subsidiary in any Partnership; (b) amend its certificate of incorporation or bylaws; (c) split, combine or reclassify any outstanding capital stock; (d) declare, set aside or pay any dividend payable in cash, stock or property with respect to any of its capital stock or (e) except as disclosed in the Corporation Disclosure Letter, repurchase, redeem or otherwise acquire, or permit any Corporation Subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

            (iii) None of the Corporation, the Corporation Subsidiaries or the Partnerships shall (a) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of
(x) any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or Voting Debt (in the case of the Corporation or any Corporation Subsidiary) and (y) any partnership interests in a Partnership (in the case of the Partnerships), other than shares of Corporation Common Stock issuable pursuant to Corporation Options, Corporation Warrants and Convertible Preferred Stock outstanding on the date hereof; (b) transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other property or assets or encumber any property or assets or incur or modify any indebtedness or other liability other than in the ordinary course of business;
(c) authorize capital expenditures other than in the ordinary course of business; (d) make any acquisitions of, or investment in, substantially all the assets of or stock of any other person or entity; or (e) make any payment to third parties for goods or services which are not commercially reasonable or on an arm's length basis.

             (iv) None of the Corporation, any of the Corporation Subsidiaries or any Partnership shall grant any bonus or pay increase or any severance or termination pay to, or enter into any employment agreement with, or modify any existing employment agreement with or Corporation Options granted to, any director, officers or other employee of the Corporation, any of the Corporation Subsidiaries or any Partnership, except as (x) may be required to satisfy existing contractual obligations of the Corporation, the Corporation Subsidiaries and the Partnerships as of the date hereof or (y) required by applicable law.

              (v) Except as may be required to satisfy existing contractual obligations of the Corporation, the Corporation Subsidiaries and the Partnerships existing as of the date hereof and the requirements of applicable law, none of the Corporation, any of the Corporation Subsidiaries or any of the Partnerships shall establish, adopt, enter into, make or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any class of directors, officers or employees or make, or accelerate the vesting of, any grants, awards, benefits or options under any such plans.

             (vi) None of the Corporation, any Corporation Subsidiaries or any Partnership shall, except in the ordinary and usual course of business and on commercially reasonable terms, modify, amend or terminate any of its Contracts or waive, release or assign any rights or claims.

            (vii) None of the Corporation, any of the Corporation Subsidiaries or any Partnership will change in any material respect the accounting methods or practices followed by Corporation, any Corporation Subsidiary or any Partnership (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles.

           (viii) Except in the ordinary course of business consistent with past practice, none of the Corporation, any of the Corporation Subsidiaries or any Partnership will, make any material Tax election change any material Tax election already made, adopt any Tax accounting method or change any Tax accounting method.

             (ix) None of the Corporation, any of the Corporation Subsidiaries or any Partnership will authorize or enter into an agreement to do any of the actions referred to in paragraphs (i) through (viii) above unless such agreement is conditioned upon the consent of Acquiror.

         Notwithstanding the foregoing, prior to the Effective Time, the Corporation may pay liabilities to third parties previously incurred by the Corporation attributable to the Corporation's proposed initial public offering and a Corporation Subsidiary may redeem its redeemable preferred stock that is outstanding on the date hereof.

         7.3 Interim Operations of Acquiror. The business of Acquiror will be conducted in its ordinary and usual course, which Acquiror and the Corporation acknowledge includes the acquisition from time to time of the assets or stock of eye care practices, ambulatory surgery centers, medical management service organizations or other businesses.

         7.4 Shareholder Action. The Corporation will take all action necessary as promptly as practicable in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders to consider and vote upon, or take shareholder action by written consent under Florida Law to obtain, the approval of this Agreement. If shareholder approval of the Merger is sought at a meeting, the Board of Directors of the Corporation shall, except to the extent the Board of Directors of the Corporation reasonably believes is required by fiduciary obligations under applicable law, recommend such approval and the Corporation shall take all lawful action to solicit such approval. The Corporation and Acquiror shall coordinate and cooperate with respect to the timing of any such meeting. At any such meeting, all of the shares of Corporation Common Stock, if any, then owned by Acquiror (or as to which Acquiror shall have received a proxy) will be voted in favor of this Agreement.

         7.5 Filings; Other Action. Subject to the terms and conditions herein provided, the Corporation and Acquiror shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several States and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things, necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of Acquiror and Merger Sub shall take all such necessary action.

         7.6 Access. Each of the Acquiror and Corporation shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Acquiror and Corporation shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.

         7.7     Merger Indemnification and Insurance.

              (i) Acquiror and Merger Sub agree that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Corporation and the Corporation Subsidiaries as provided in their respective certificates or articles of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms.

             (ii) In the event Acquiror, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.7.

            (iii) This Section 7.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Corporation, Acquiror, the Surviving Corporation and the persons indemnified pursuant to
Section 7.7(i), and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

         7.8 Fees and Expenses. Except as provided in Section 9.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         7.9 Publicity. The initial press release announcing the transactions contemplated hereby shall be a joint press release and thereafter the Corporation and Acquiror shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

         7.10    Information Statement.

              (i) If shareholder approval of the Merger is sought at a meeting of the Corporation's shareholders, Acquiror and the Corporation shall cooperate and promptly prepare as soon as practicable a proxy statement with respect to the meetings of the stockholders of the Corporation to approve the Merger (the "Information Statement"). The respective parties will cause the Information Statement to comply as to form in all material respects with the provisions of any applicable Federal and state securities laws. Acquiror shall use its reasonable efforts to obtain, prior to the mailing of the definitive Information Statement, all necessary state securities law permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Acquiror agrees that the Information Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Acquiror in reliance upon and in conformity with written information concerning the Corporation furnished to Acquiror by the Corporation specifically for use in the Information Statement. The Corporation agrees that the information provided by it for inclusion in the Information Statement, when the Information Statement is mailed to Corporation's stockholders, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Information Statement will be made by Acquiror until it has consulted with the Corporation and its counsel.

             (ii) Acquiror intends to file with the SEC a Current Report on Form 8-K (the "8-K") related to the transactions contemplated hereby. The Corporation agrees to cooperate fully with Acquiror in connection with providing information related to the Corporation, including financial statements, that is required to be included in the 8-K.

         7.11 Listing Application. Acquiror shall prepare and submit to the NYSE a listing application covering Acquiror Common Stock to be issued in connection with the Merger and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Acquiror Common Stock upon official notice of issuance.

         7.12 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effectuate the Merger.

         7.13    Notification of Certain Matters.

              (i) The Corporation shall give prompt notice to Acquiror of: (a) any notice of, or other communication which becomes known to an executive officer of the Corporation relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Corporation, any of the Corporation Subsidiaries, or any Partnership, subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to the businesses of the Corporation, the Corporation Subsidiaries and the Partnerships taken as a whole and to which the Corporation, one of the Corporation Subsidiaries or a Partnership is a party or is subject; and (b) any change that results in a Corporation Adverse Effect. The Corporation shall give prompt notice to Acquiror when any notice or other communication from any third party becomes known to an executive officer of the Corporation alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

             (ii) The Corporation shall give prompt notice to Acquiror, and Acquiror or Merger Sub shall give prompt notice to the Corporation, of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect and (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         7.14 Legal Conditions to Merger. Each party shall use its best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the terms and conditions set forth in this Agreement, to consummate the transactions contemplated by this Agreement. Each party will promptly cooperate with and furnish information to each other party in connection with any such restriction suffered by, or requirement imposed upon, it or any of its subsidiaries or affiliated partnerships in connection with the foregoing.

         7.15 Agreements by Affiliated Stockholders of the Corporation and Acquiror.

         At least ten days prior to the shareholders' meeting date for the Corporation or the date upon which the shareholders take action by written consent, the Corporation shall deliver to Acquiror a list of names and address of those persons who were, in the Corporation's reasonable judgment, at the record date for the stockholders' meeting, "affiliates" of the Corporation within the meaning of Rule 145 (each such person, together with the persons identified below, an "Affiliate") of the rules and regulations promulgated under the Securities Act ("Rule 145"). The Corporation shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 145) which Acquiror reasonably identifies (by written notice to the Corporation within five business days after Acquiror's receipt of such list) as being a person who may be deemed to be an Affiliate of the Corporation within the meaning of Rule 145; provided that no such person identified by Acquiror shall be added to the list of Affiliates of the Corporation if Acquiror shall receive from the Corporation, on or before the Effective Time, an opinion of counsel reasonably satisfactory to Acquiror to the effect that such person is not an Affiliate. The Corporation shall use all reasonable efforts to deliver or cause to be delivered to Acquiror, prior to the Effective Time, from each Affiliate who will, upon consummation of the Merger, beneficially own in excess of 1% of the outstanding shares of Acquiror Common Stock, Affiliates Letters in the form attached hereto as Exhibit 7.15. Acquiror and Merger Sub shall be entitled to place legends as specified in such Affiliates Letters on the Certificate(s) evidencing any Acquiror Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliate Letters.

         7.16 Service Agreements. Following the review of the management services agreements to which Corporation and the Corporation Subsidiaries are parties, Acquiror may require certain modifications to conform those management services agreements and other agreements with the Affiliated Practices to similar agreements to which Acquiror or the Acquiror Subsidiaries are parties. The Corporation shall use its best efforts to effect such modifications.

         7.17    Employees.

              (i) The Corporation shall, at or prior to the Effective Time, obtain the resignations of the officers and directors of the Corporation from their positions with the Corporation, the Corporation Subsidiaries and the Partnerships.

             (ii) In the event that within the six months following the Closing Date, the Surviving Corporation terminates the employment of a person who was employed by the Corporation prior to the Closing Date, the Surviving Corporation will provide such employee at least one month's salary as severance pay, provided that if such employee either (A) was an officer of the Corporation or (B) was employed by the Corporation continuously for three years prior to the Closing Date, the Surviving Corporation shall provide such terminated employee at least two month's salary as severance pay.

            (iii) Following Closing, all employees of the Surviving Corporation (including its subsidiaries and affiliated partnerships) shall be entitled to participate in Acquiror's benefit plans, including stock option plans, on the same terms afforded Acquiror's other employees and shall receive credit for prior service with the Corporation.

         7.18 First Union Debt. The Corporation will use its best efforts to obtain the consent of the Corporation's bank lender, First Union National Bank of North Carolina ("First Union") to the Merger and a waiver from First Union of the acceleration of any Indebtedness that would or could be caused by consummation of the Merger.

         7.19 Reasonable Assistance. Acquiror will use its best efforts to assist the Corporation and the individuals identified in Section 4.2(iv) in obtaining letters of intent pursuant to Section 4.2, including attending meetings with Acquisition Targets.


                                   ARTICLE 8

                                   Conditions

         8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

              (i) The Merger and this Agreement shall have been approved in the manner required by law by the holders of the issued and outstanding shares of the Corporation's capital stock entitled to vote thereon.

             (ii) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (iii) None of the parties hereto shall be subject to any order or injunction against the consummation of the transaction contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

             (iv) The shares of Acquiror Common Stock issuable to the Corporation's stockholders pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

              (v) No more than 5% of the outstanding shares of Corporation Common Stock immediately prior to the Merger shall constitute Dissenting Shares.

             (vi) The issuance of the shares of Acquiror Common Stock in connection with the Merger shall have been registered under the Securities Act.

         8.2 Conditions to Obligation of the Corporation to Effect the Merger. The obligation of the Corporation to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

              (i) Acquiror and Merger Sub shall have performed each agreement contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Acquiror contained in this Agreement (A) in the case thereof that are expressly qualified by any materiality qualification, shall be true and correct, subject to such materiality qualification, and (B) in the case of all other representations and warranties, shall be true and correct in all material respects, in each case on and as of the Effective Time (other than any failure to so perform or any misrepresentation or omission which would not materially influence the investment decision of a reasonable purchaser of securities); and the Corporation shall have received a certificate of the President of Acquiror certifying to such effect.

             (ii) Jackson & Walker, L.L.P., counsel for the Acquiror, shall have furnished to the Corporation their written opinions dated the Closing Date, in form and substance reasonably satisfactory to the Corporation and its counsel.

            (iii) The Acquiror Disclosure Letter shall have been furnished to the Corporation.

             (iv) Acquiror shall have made severance payments to Messrs. Whatley, Billing and Robbins in an aggregate amount equal to the Severance Adjustment.

              (v) Acquiror shall have made all the payments in respect of currently outstanding options contemplated by Section 4.3(v) hereof.

             (vi) Acquiror shall have executed and delivered immediately prior to the Effective Time a registration rights agreement in form and substance reasonably acceptable to the Corporation and its counsel pursuant to which the Stock Consideration, following demand from the shareholders who become parties to the registration rights agreement, would be registered for resale under the Securities on Form S-3 (or successor form) for a period not to exceed two years from the Effective Time, to the extent that it is reasonably determined that the Stock Consideration is not freely tradeable.

            (vii) At the Effective Time, Acquiror shall retire outstanding Indebtedness of the Corporation to Welsh, Carson, Anderson & Stowe VI, L.P. and WCAS Capital Partners II, L.P. in an aggregate amount not to exceed $16 million.

         8.3 Conditions to Obligation of Acquiror and Merger Sub to Effect the Merger. The obligation of Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment in all material respects at or prior to the Effective Time of the following conditions:

              (i) The Corporation shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Corporation contained in this Agreement (A) in the case thereof that are expressly qualified by any materiality qualification, shall be true and correct, subject to such materiality qualification, and (B) in the case of all other representations and warranties, shall be true and correct in all material respects, in each case on and as of the Effective Time (other than any failure to so perform or any misrepresentation or omission which would not materially influence the investment decision of a reasonable purchaser of securities); and Acquiror shall have received a certificate of the President of the Corporation certifying to such effect. The parties acknowledge that the failure to obtain the consent of First Union to the Merger or a waiver from First Union of the acceleration of any Indebtedness that would or could be caused by consummation of the Merger shall not constitute a breach of the Corporation's representations and warranties hereunder.

             (ii) Neither the Board of Directors of the Corporation nor any committee thereof shall have amended, modified, rescinded or released the resolutions adopted by the Board of Directors on October 6, 1996 (an accurate and complete copy of which has been provided to Acquiror), and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

            (iii) Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel for the Corporation, shall have furnished to Acquiror their written opinions dated the Closing Date, in form and substance reasonably satisfactory to Acquiror and its counsel.

             (iv) Acquiror shall have received the resignation of all directors and executive officers of each of the Corporation and the Corporation Subsidiaries or such directors and executive officers shall have been removed, and shall have received a release from each of Thomas R. Whatley, Mitchell G. Billing and Lee A. Robbins in form and substance reasonably acceptable to the Corporation and its counsel from any and all claims based upon any Employee Benefit Plan, Compensation Plan, Employment Agreement or other contract, arrangement or understanding between such executive officer and the Corporation.

              (v) Acquiror shall have received such other certificates, instruments and documents as it may reasonably require to demonstrate the satisfaction of the conditions set forth in this Section 8.3.

             (vi) The holders of all outstanding options and warrants of the Corporation shall have executed binding agreements in accordance with
Section 4.3 hereof.

            (vii) At the Effective Time, the aggregate Indebtedness of the Corporation and the Corporation Subsidiaries to First Union shall not exceed $28.5 million and to Welsh, Carson, Anderson & Stowe, VI, L.P. and its affiliates shall not exceed $16 million, and other indebtedness (consisting substantially of indebtedness to physicians associated with Affiliated Practices) shall not exceed $13.7 million.

           (viii) The Corporation shall have obtained (a) such modifications to the management services agreements and related agreements that the Acquiror has identified to the Corporation in writing on or before October 20, 1996 as necessary or advisable to rectify a material regulatory problem or
(b) the Corporation shall have obtained the written opinions of counsel with healthcare law expertise who are reasonably acceptable to Acquiror that the management services agreement and related agreements in question comply in all material respects with applicable healthcare laws or written opinions of local counsel referenced in Section 7.16.

             (ix) The Corporation shall have established to Acquiror's satisfaction that the Corporation recognized earnings before interest and taxes, calculated in accordance with generally accepted accounting principles, consistently applied in accordance with the Corporation's past practices, but excluding documented initial public offering expenses, for the month of August, 1996 of at least $673,000;

              (x) The Corporation shall have established to the Acquiror's satisfaction that the Corporation recognized earnings before interest and taxes, calculated in accordance with generally accepted accounting principles, consistently applied in accordance with the Corporation's past practices, but excluding documented initial public offering expenses, of (x) at least $550,000 for September, 1996 and, if the Merger has not been consummated by November 7, 1996, for such amount in October, 1996, and (y) if the Merger has not been consummated by November 7, 1996, aggregating at least $1,346,000 for the months of September, 1996 and October, 1996 combined; and

             (xi) The Corporation shall have established to the Acquiror's satisfaction that the Corporation has, at the Closing Date, working capital (defined as current assets less current liabilities calculated in accordance with generally accepted accounting principles, consistently applied in accordance with the Corporation's past practices) of at least $2,000,000.

            (xii) The Corporation Disclosure Letter Shall have been furnished to Acquiror.

         8.4 Frustration of Closing Conditions. None of the Corporation, Acquiror and Merger Sub may rely on the failure of any condition set forth in
Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by Section 7.14.


                                   ARTICLE 9

                                  Termination

         9.1 Termination by Mutual Consent. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Corporation, by the mutual consent of Acquiror, Merger Sub and the Corporation.

         9.2 Termination by Either Acquiror or the Corporation. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Acquiror or the Corporation if: (i) the Merger shall not have been consummated by January 31, 1997; or (ii) the approval of the Corporation's shareholders required by Section 8.1(i) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof or pursuant to written consent by the shareholders, by January 31, 1997; provided, in the case of a termination pursuant to clause (i) above, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in such clause.

         9.3 Termination by the Corporation. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by stockholders of the Corporation referred to in Section 8.1(i), by action of the Board of Directors of the Corporation, if (i) the Board of Directors of Acquiror shall have withdrawn or modified in a manner adverse to the Corporation its approval or recommendation of this Agreement or the Merger, (ii) there has been a breach by Acquiror or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which would have an Acquiror Adverse Effect which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Corporation to the party committing such breach, or (iii) within three business days after receipt of the Acquiror Disclosure Letter if, in the judgment of the Board of Directors of the Corporation, the matters described in the Acquiror Disclosure Letter could, individually or in the aggregate, have or could reasonably be expected to have an Acquiror Adverse Effect.

         9.4     Termination by Acquiror.

              (i) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Acquiror, if (a) the Board of Directors of the Corporation shall have recommended to shareholders of the Corporation an Acquisition Proposal, or
(b) there has been a breach by the Corporation of any representation, warranty, covenant or agreement contained in this Agreement which would have a Corporation Adverse Effect which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Acquiror to the party committing such breach. The parties acknowledge that the failure to obtain the consent of First Union to the Merger or a waiver from First Union of the acceleration of any Indebtedness that would or could be caused by consummation of the Merger shall not afford the Acquiror a right of termination hereunder.

             (ii) This Agreement may be terminated and the Merger may be abandoned at any time on or prior to the close of business on October 14, 1996 by the Chairman and Chief Executive Officer or the Chief Financial Officer of Acquiror by notice in writing to the Corporation if Acquiror determines in its sole discretion as the result of its legal, financial, environmental and operational due diligence with respect to the Corporation, that such due diligence reveals a material adverse change or difference in the financial condition of the Corporation together with the Corporation Subsidiaries and the Partnerships, taken as a whole, from that reflected in the consolidated financial statements of the Corporation set forth in Section 5.9 hereof. Notwithstanding the foregoing sentence, the Agreement may be terminated and the Merger may be abandoned at any time on or prior to the close of business on November 5, 1996 by any such person delivering such notice if Acquiror determines in its reasonable judgment as a result of its regulatory due diligence with respect to the Corporation, that such due diligence reveals a material issue(s) with respect to the regulatory compliance at any one of the Affiliated Practices or Corporation ASCs. None of the matters disclosed in the Corporation Disclosure Letter shall give rise to a right of termination under this Section 9.4(ii).

         9.5     Effect of Termination and Abandonment.

              (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided in Section 9.5(ii),
Section 7.8 (subject to Section 9.5(ii)) and Section 10.6 below, and except that nothing herein will relieve any party from liability for any breach of this Agreement.

             (ii) In the event that any person shall have made an Acquisition Proposal for the Corporation and thereafter the Agreement is terminated by either party (other than pursuant to the breach of this Agreement by Acquiror or termination by Acquiror pursuant to Section 9.4(ii)) then the Corporation, if requested by Acquiror, shall, subject to the provisions set forth below, on the earlier of January 31, 1997 or the date the Corporation consummates a transaction with any person who has made an Acquisition Proposal, pay Acquiror a fee equal to all fees and expenses incurred by Acquiror in connection with the transactions contemplated by this Agreement as reflected upon an invoice prepared by Acquiror and delivered to the Corporation and an amount equal to $2,450,000, which amount shall be payable by wire transfer of same day funds (collectively, the "Break-Up Fee"); provided that no fee shall be payable to Acquiror pursuant to this Section 9.5(ii) unless and until (i) any person (other than Acquiror) (an "Acquiring Party") and the Corporation have entered into a definitive agreement to consummate an Acquisition Proposal. Notwithstanding the foregoing in the event that the Merger has not been consummated on or before November 30, 1996 and failure to consummate the Merger by that time has not resulted from the action or inaction of the Corporation (which action or inaction would include entertainment of an Acquisition Proposal), Acquiror shall not be entitled to any Break-Up Fee; provided that the November 30, 1996 date shall be subject to extension for up to two 30-day periods (i) automatically if failure to close has been delayed by third parties or events not within the control of any party hereto, or (ii) by mutual written consent of the parties which shall not be unreasonably withheld.

         The Corporation acknowledges that the agreements contained in this
Section 9.5(ii) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Acquiror and Merger Sub would not enter into this Agreement; accordingly, if the Corporation fails to promptly pay the amount due pursuant to this Section 9.5(ii), and, in order to obtain such payment, Acquiror or Merger Sub commences a suit which results in a final judgment, the non-prevailing party shall pay to the prevailing party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of NationsBank Texas, N.A. in effect on the date such payment was required to be made.

            (iii) In the event of termination of this Agreement pursuant to Section 9.2(ii) hereof, the Corporation shall promptly pay Acquiror a fee equal to all fees and expenses incurred by Acquiror in connection with the transactions contemplated by this Agreement as reflected upon an invoice prepared by Acquiror and delivered to the Corporation and an amount equal to $2,450,000.

         9.6 Extension; Waiver. At any time prior to the Effective Time of the Merger, any party hereto (other than Merger Sub), by action taken by its Board of Directors or a committee thereof, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                               General Provisions

         10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4 and in Sections 7.7, 7.8, 7.9, 9.5 and 10.6 shall survive this Agreement indefinitely.

         10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to the Corporation:

                                  American Ophthalmic, Inc.
                                  250 South Park Avenue, Suite 600
                                  Winter Park, Florida 32789
                                  Attention:  Thomas R. Whatley

                                  FAX:  407-647-5648

         Copy to: Reboul, MacMurray, Hewitt, Maynard & Kristol 45 Rockefeller Plaza
                                  New York, New York 10111
                                  Attention:  Karen C. Wiedemann

                                  FAX:  212-841-5725

         If to Acquiror or Merger Sub:

                                  Physicians Resource Group, Inc.
                                  Three Lincoln Centre
                                  5430 LBJ Freeway, Suite 1540
                                  Dallas, Texas 75240
                      Attention:  Chief Executive Officer

                                  FAX:  214-982-8299

         Copy to:                 Physicians Resource Group, Inc.
                                  Three Lincoln Centre
                                  5430 LBJ Freeway, Suite 1540
                                  Dallas, Texas 75240
                                  Attention:  General Counsel

                                  FAX:  214-982-8299

         Copy to:                 Jackson & Walker, L.L.P.
                                  901 Main Street, Suite 6000
                                  Dallas, Texas  75202
                                  Attention:  James S. Ryan, III

                                  FAX:  (214) 953-5822

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         10.3 Binding Effect; Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Sections 7.11, 7.13, 7.14, and 10.6 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.4 Entire Agreement. This Agreement, the Exhibits, Corporation and Acquiror Disclosure Letters and other documents and agreements among the parties hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         10.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or committees thereof, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Corporation, but after any such stockholder approval no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         10.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         10.11 Incorporation of Exhibits and Disclosure Letters. All Exhibits attached hereto and referred to herein and the Corporation Disclosure Letter and Acquiror Disclosure Letter referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         10.12 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

         10.13 Obligation of Acquiror. Acquiror shall cause Merger Sub to perform each of its duties and obligations under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first hereinabove written.



                                                   THE CORPORATION:
                                                   ---------------

ATTEST:                                    AMERICAN OPHTHALMIC INCORPORATED


By:                                        By:
   -------------------------------            ---------------------------------

Title:                                     Title:
      ----------------------------               ------------------------------



                                           ACQUIROR:
                                           --------

ATTEST:                                    PHYSICIANS RESOURCE GROUP, INC.


By:                                        By:
   ------------------------------              --------------------------------
   Richard J. D'Amico,
   Secretary                                   --------------------------------
                                           Title:
                                                 ------------------------------



                                           MERGER SUB:
                                           ----------

ATTEST:                                    PRG ACQUISITION CORPORATION


By:                                        By:
   ------------------------------             ---------------------------------
   Richard J. D'Amico,
   Secretary                                  ---------------------------------
                                           Title:
                                                 ------------------------------